Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2011 Results

HIGHLIGHTS

•	Fourth quarter net sales increased 5.2% (3.5%, excluding acquisitions)
•	Fourth quarter adjusted EPS increased 6.3% from last year to $0.85
•	Company expects 2012 adjusted earnings per share growth of 10% to 16%

Oak Brook, IL, February 10, 2012 -- TreeHouse Foods, Inc. (NYSE: THS) today reported fourth quarter earnings of $0.81 per fully diluted share compared to $0.77 per fully diluted share reported for the fourth quarter of last year.  The Company reported adjusted earnings per share, as described below, of $0.85 compared to $0.80 in the prior year.

The Company’s 2011 fourth quarter results included several unusual items that affected the year-over-year quarterly comparison.  The first item relates to costs of $0.01 per share associated with the consolidation of facilities, including the Springfield, Missouri plant closing.  The remaining items are comprised of a $0.01 per share expense associated with the integration of Sturm Foods, a $0.01 per share loss on the mark-to-market adjustment of the Company’s commodity and currency agreements, and a $0.01 per share non-cash loss on an intercompany note.  Excluding all of these items, adjusted earnings per share was $0.85 in the fourth quarter of 2011, compared to $0.80 reported in the fourth quarter of 2010.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.81	$0.77	$2.56	$2.51
Facility consolidation costs	0.01	-	0.15	-
Acquisition and integration costs	0.01	0.06	0.03	0.28
Mark-to-market adjustments	0.01	(0.03)	(0.02)	(0.08)
Loss on intercompany note translation	0.01	0.01	-	0.02
Curtailment of post retirement benefits plan	-	-	-	(0.05)
Infant feeding charges	-	(0.01)	-	0.10

Adjusted EPS	$0.85	$0.80	$2.72	$2.78

“We believe that changing customer dynamics, continued consumer weakness, as well as unseasonably warm weather, hurt our top line in the quarter,” said Sam K. Reed, Chairman, President and Chief Executive Officer.  “Having completed a detailed review of our category margins and channels of distribution, we believe that the shift toward alternate channels like club, limited assortment and dollar stores had a secondary effect on our margins in the quarter.  The 290 basis point decline in gross margins was due to higher costs in our pickle business and operating inefficiencies at some of our plants due to unexpected volume and mix changes.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation, and unusual items, or Adjusted EBITDA (reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule), was $82.8 million in the quarter, which is comparable to the same period last year.  Adjusted EBITDA is flat compared to the prior year due to soft fourth quarter volumes, higher cucumber crop costs and an unfavorable LIFO adjustment for pickles.  Also contributing to the fourth quarter results was a loss in margin due to higher production costs, as the Company experienced production inefficiencies.  Additionally, the Company lost margin due to sales mix, as the Company had higher sales of private label value products and lower sales of the higher margin premium products, which offset increases in pricing.

Net sales for the fourth quarter totaled $535.8 million compared to $509.5 million last year.  Sales for the North American Retail Grocery segment increased 6.5% (4.1% excluding acquisitions) as the Company realized the benefits of increased pricing.  Sales for the Food Away From Home segment decreased 3.7% compared to last year due to soft volumes in the pickles category, while the Industrial and Export segment showed growth of 8.0%.

Selling, distribution, general and administrative expenses were $50.2 million for the quarter, a decrease of 18.7% from $61.7 million in the fourth quarter of 2010.  The decrease was due primarily to lower incentive compensation and acquisition costs, which were partially offset by approximately $1.4 million in incremental new systems implementation expense.  Amortization expense increased $1.6 million in the quarter due to a full quarter impact in 2011 of the S.T. Specialty Foods acquisition in 2010 and the amortization of capitalized costs associated with our investment in systems.

Other operating expense in the quarter totaled $0.7 million compared to $0.3 million in the prior year, and are primarily related to the previously announced closure of the Springfield, Missouri pickle plant.

Interest expense in the quarter was $13.1 million compared to $14.2 million last year.  The decrease was primarily due to the expiration of an interest rate swap contract that locked in a portion of floating rate debt at a higher fixed interest rate, offset by an increase in debt resulting from the S.T. Specialty Foods acquisition and higher borrowing costs.

Income tax expense decreased in the quarter to $13.6 million due to a lower effective income tax rate.  The Company’s fourth quarter effective income tax rate was 31.4% compared to last year’s fourth quarter rate of 34.3%, as the Company had higher levels of income in a lower tax jurisdiction as compared to prior year.

Net income for the quarter totaled $29.9 million compared to $28.1 million last year.  Fully diluted earnings per share from continuing operations for the quarter were $0.81 per share compared to $0.77 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the fourth quarter of 2011 was $0.85 compared to last year’s fourth quarter adjusted earnings per share of $0.80.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soups, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamers, salsa, powdered drinks, hot cereals, macaroni and cheese, skillet dinners and aseptic products.

2.
Food Away From Home – This segment sells primarily pickle products, non-dairy powdered creamers, Mexican sauces, aseptic products, hot cereals, refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  The non-dairy creamer is either repackaged into single serve packages for the foodservice industry or is used as an ingredient in other foodservice applications.  Export sales are primarily to industrial customers outside North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the fourth quarter increased by 6.5% to $382.3 million from $358.9 million during the same quarter last year, primarily due to a 4.2% increase in pricing and a 2.4% contribution from the S.T. Specialty Foods acquisition.  Volume (excluding acquisitions) in the retail channel decreased 4% in total pounds compared to the fourth quarter of last year, driven primarily by an 8% decline in December volume.  This December volume decline was due to a combination of much lower shipments in the last two weeks of the year to large traditional grocery chains and lower sales of the Company’s cold weather products such as soup, non-dairy creamer and hot cereal due to unseasonably warm weather.  While our volume in terms of pounds were lower by 4% in the quarter, after considering the shift in mix to lower weight, but higher revenue per pound products like hot beverages, our net sales were relatively flat. Direct operating income margin in the quarter decreased from 18.5% last year to 15.9% in the current year as pricing actions were offset by higher production costs, LIFO adjustments, and sales mix as stated earlier, as well as higher freight costs.

Food Away From Home segment sales for the fourth quarter decreased 3.7% from last year to $75.0 million due to 11% lower volumes.  The volume decrease was the result of the Company’s previously discussed exit of certain unprofitable processed pickle businesses and general softness in the pickle category.  Direct operating income decreased to $10.9 million in the quarter compared to $12.8 million last year due to higher costs.

Industrial and Export segment sales for the fourth quarter increased 8.0%, primarily driven by increased pricing.  Direct operating income decreased to $11.2 million compared to $13.4 million from last year as a result of lower production volume in the Company’s co-pack business.

OUTLOOK FOR 2012

The past year was a challenging year for both the Company and the food industry.  Full assortment grocers, and in particular, national grocery chains, experienced a decline in foot traffic as consumers bifurcate between the value offerings of discounters and the premium offerings of specialty grocers.  Despite the shift, private label has continued to outperform branded food companies due to its ability to offer unique offerings to all food retailers.

The Company expects that 2012 will be a year of moderation, but also one that will be much less volatile.  Despite indications for higher costs primarily in the first half of the year, the Company anticipates input costs to stabilize as the year progresses.  Although much of the Company’s needed pricing is in place for certain crop inputs, targeted increases will be required.  Therefore, the Company expects to see revenues increase 8% to 9%, driven primarily by a combination of pricing and 2.5% to 3.5% of volume growth.  Gross margin dollars are expected to grow in line with sales, resulting in relatively flat gross margin percentages.  Operating expenses will increase due to re-instating the incentive compensation programs that did not pay out in 2011.  For the full year, TreeHouse expects its adjusted earnings per fully diluted share to increase by a range of 10% to 16%, to $3.00 to $3.15 per share.

Commenting on the outlook for 2012, Mr. Reed said, “We made substantial progress in 2011 on a variety of internal initiatives, including the roll-out of our new systems, realignment of our distribution centers, and investments and upgrades in our plant capacity.  The new year will be one of renewed focus on the day to day activities of executing our sales plans, driving internal cost savings and delivering increased shareholder value.”

“While our operating teams focus on the day-to-day execution, the TreeHouse senior team will continue its pursuit of strategic acquisitions.  In 2012, we see the food industry moderating, the acquisition environment improving, and financing staying open and available.  This combination should allow us to find the right additions to our TreeHouse family of products during this new year,” concluded Mr. Reed.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with unusual items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash stock based compensation expense, and unusual items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and twelve month periods ended December 31, 2011 and 2010 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding unusual items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its products include non-dairy powdered creamer; canned soup, salad dressings and sauces; powdered drink mixes; instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "should," "could," "expects," "seek to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse's Form 10-K for the year ended December 31, 2010 and subsequent reports on Form 10-Q discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$535,802	$509,463	$2,049,985	$1,817,024
Cost of sales	418,403	383,294	1,576,688	1,385,690
Gross profit	117,399	126,169	473,297	431,334
Operating expenses:
Selling and distribution	35,591	33,697	142,341	120,120
General and administrative	14,596	28,003	101,817	107,126
Other operating expense (income), net	731	322	6,462	1,183
Amortization expense	9,195	7,578	34,402	26,352
Total operating expenses	60,113	69,600	285,022	254,781
Operating income	57,286	56,569	188,275	176,553
Other expense (income):
Interest expense, net	13,092	14,218	53,023	45,691
(Gain) loss on foreign currency exchange	1,555	542	(3,510)	(1,574)
Other income, net	(866)	(920)	(1,036)	(3,964)
Total other expense (income)	13,781	13,840	48,477	40,153
Income before income taxes	43,505	42,729	139,798	136,400
Income taxes	13,641	14,648	45,391	45,481
Net income	$29,864	$28,081	$94,407	$90,919

Weighted average common shares:
Basic	36,001	35,489	35,805	35,079
Diluted	37,089	36,664	36,950	36,172

Net earnings per common share:
Basic	$0.83	$0.79	$2.64	$2.59
Diluted	$0.81	$0.77	$2.56	$2.51

Supplemental Information:
Depreciation and Amortization	$21,338	$19,136	$83,018	$69,778
Stock-based compensation expense, before tax	$2,534	$4,021	$15,107	$15,838

Segment Information:
North American Retail Grocery
Net Sales	$382,299	$358,872	$1,456,213	$1,247,126
Direct Operating Income	$60,825	$66,518	$243,744	$221,473
Direct Operating Income Percent	15.9%	18.5%	16.7%	17.8%

Food Away From Home
Net Sales	$75,002	$77,899	$307,819	$314,998
Direct Operating Income	$10,944	$12,834	$44,808	$47,751
Direct Operating Income Percent	14.6%	16.5%	14.6%	15.2%

Industrial and Export
Net Sales	$78,501	$72,692	$285,953	$254,900
Direct Operating Income	$11,179	$13,398	$48,268	$45,056
Direct Operating Income Percent	14.2%	18.4%	16.9%	17.7%

The following table reconciles the Company’s net income to Adjusted EBITDA for the three and twelve months ended December 31, 2011 and 2010:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net income as reported	$29,864	$28,081	$94,407	$90,919
Interest expense, net	13,092	14,218	53,023	45,691
Income taxes	13,641	14,648	45,391	45,481
Depreciation and amortization	21,338	19,136	83,018	69,778
Stock-based compensation expense	2,534	4,021	15,107	15,838
Loss on intercompany note translation	291	967	17	1,476
Mark-to-market adjustments	894	(1,187)	(807)	(4,363)
Acquisition and integration costs	507	3,398	1,640	15,672
Curtailment of post retirement benefits plan	-	-	-	(2,357)
Infant feeding charges	-	(450)	-	4,886
Facility consolidation costs	679	-	8,246	-

Adjusted EBITDA	$82,840	$82,832	$300,042	$283,021